EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Michael Sund
May 6, 2003	(858) 503-5171

MAXWELL TECHNOLOGIES REPORTS FIRST QUARTER FINANCIAL RESULTS

Ultracapacitor Sales Growing Rapidly Despite Weak Global Manufacturing Activity

CONFERENCE CALL AT 11 A.M. (EASTERN) TOMORROW, MAY 7, 2003 — DETAILS BELOW

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) today reported a net loss of $4.4 million, or $0.32 per share, on revenue of $10.2 million for its first quarter ended March 31, 2003.  That compares with a net loss of $6.7 million, or $0.65 per share, on revenue of $12.8 million for the first quarter ended March 31, 2002.  Cash and short-term investments totaled $10.2 million at the end of the first quarter.

Rich Balanson, Maxwell’s president and chief executive officer, said that deferred recognition of a substantial, non-refundable, cash payment received in February as part of an ultracapacitor manufacturing and marketing alliance with Yeong-Long Technologies, Co., Ltd., resulted in lower revenue and a larger net loss than had been expected.

“Although recognition of the initial revenue from the Yeong-Long alliance is being deferred, the strategic value of this relationship is immediate,” Balanson said.  “It gives Maxwell access to Yeong-Long’s high-volume, low-cost manufacturing capabilities in China, enhances our reach as a global supplier and provides a royalty-bearing sales outlet for our BOOSTCAP® ultracapacitor products in China, all of which are integral to our growth strategy for ultracapacitors.”

James Baumker, Maxwell’s chief financial officer, said that the revenue deferral is consistent with recent rulings of the Emerging Issues Task Force that provide guidance on the timing of revenue recognition for contractual agreements with “multiple deliverables”.  He said that instead of immediately recognizing an initial payment received from Yeong-Long for a technology license and other services, the company now expects to recognize it later in 2003, or in early 2004.

Balanson noted that, with the exception of ultracapacitors, which are now on a strong growth track, driven by multiple design-ins that have advanced to commercial production, sales and bookings for Maxwell’s other products continue to be affected by weak global manufacturing activity.

“We are experiencing soft demand for virtually all of our other components and systems products, as are most other suppliers to the manufacturing sector,” Balanson said.  “Despite this challenging sales environment, we are gaining market share and doing a good job on controlling costs.  With our current lean expense structure, we will have tremendous leverage when the general economy picks up and our revenue increases, but our OEM customers are proceeding very cautiously right now, and it appears that any turnaround will be gradual.”

Cash used by operating activities in the current quarter was approximately $0.8 million, compared with $5.0 million in the same period in 2002.

“The balance sheet is solid, and we expect to augment our cash reserves when we complete the sale of a vacant facility in San Diego later this year,” Balanson said.

The company will file its Form 10-Q, containing complete financial data and Management’s Discussion and Analysis of Financial Conditions and Results of Operations for the first quarter ended March 31, 2003, by May 15, 2003.  That document will be available via the Internet at the company’s web site, through the following link: www.maxwell.com/investors/sec_filings.html, or in hard copy by calling the company’s Investor Relations Department, toll-free at (888) 307-7886, extension 3320.

Management will conduct a conference call and simultaneous webcast to discuss first quarter financial results and the outlook for the balance of 2003, and answer analysts’ questions at 11 a.m. (eastern) tomorrow, May 7, 2003.  The call may be accessed by dialing toll-free, (888) 584-2147 from the U.S. and Canada, or (706) 679-7677 for international callers.  The webcast and subsequent replay may be accessed at the company’s web site, via the following link: www.maxwell.com/investors/presentations.html .

Maxwell sells reliability.  We develop, manufacture and market electronic components and systems that perform reliably for the life of the end products into which they are integrated.  Our power products address applications in transportation, telecommunications, consumer and industrial electronics, electric utility infrastructure and medical imaging.  Our microelectronic products primarily address applications in aerospace.  Our power product lines are comprised of ultracapacitors, high voltage capacitors, and custom power and energy storage systems.  Our microelectronic product lines are comprised of radiation-shielded power modules, memory modules, and single board computers.  We also design and sell automated winding equipment used to manufacture metalized film capacitors and lithium batteries.

This news release contains forward-looking statements that are subject to risks and uncertainties. These include development and acceptance of products based on new technologies, demand for original equipment manufacturers’ products reaching anticipated levels, general economic conditions in the markets served by the company’s products, cost-effective manufacturing of new products, the impact of competitive products and pricing and risks and uncertainties involved in foreign operations.  These and other risks are detailed from time-to-time in the Company’s SEC reports, including the report on Form 10-K for the fiscal year ended December 31, 2002.  Actual results may differ materially from those projected.  These forward-looking statements represent the Company’s judgment as of the date of this news release.  The Company disclaims any intent or obligation to update these forward-looking statements.

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31 2003	December 31 2002
Assets
Current assets:
Cash and cash equivalents	$4,619	$3,545
Short-term investments	5,595	7,546
Trade and other accounts receivable, net	6,363	8,530
Inventories	11,584	11,833
Prepaid expenses and other current assets	1,114	1,037
Assets held-for-sale	7,356	7,356

Total current assets	36,631	39,847
Property, plant and equipment, net	11,237	11,653
Other intangible assets, net	2,046	2,009
Goodwill	17,716	17,577
Other non-current assets	295	294
	$67,925	$71,380

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$8,294	$11,508
Deferred Revenue	5,098	2,305
Accrued employee compensation	1,900	1,590
Short-term borrowings and current portion of long-term debt	884	570
Deferred tax liability	279	272
Net liabilities of discontinued operations	2,573	2,326
Total current liabilities	19,028	18,571

Deferred tax liability	183	183
Long-term debt, excluding current portion	2,600	2,675
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.10 par value per share, 40,000 shares authorized; 13,765 and 13,726 shares issued and outstanding at March 31, 2003 and December 31, 2002, respectively	1,377	1,373
Additional paid-in capital	112,372	112,255
Accumulated deficit	(68,376)	(64,015)
Accumulated other comprehensive income	741	338
Total stockholders’ equity	46,114	49,951
	$67,925	$71,380

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2003	2002

Sales	$10,241	$12,789
Costs and expenses:
Cost of sales	8,930	11,842
Selling, general and administrative	4,040	4,691
Research and development	1,307	2,667
Other deductions, net	(236)	(214)
Total costs and expenses	14,041	18,986
Loss from continuing operations before income taxes	(3,800)	(6,197)
Provision for income taxes	(14)	(291)
Loss from continuing operations	(3,786)	(5,906)
Discontinued operations, net of taxes:
Loss from operations	(575)	(805)
Gain on disposal	—	—
Net loss from discontinued operations	(575)	(805)

Net loss	$(4,361)	$(6,711)

Basic net loss per share:
Loss from continuing operations	$(0.28)	$(0.57)
Loss from discontinued operations	(0.04)	(0.08)
Net loss	$(0.32)	$(0.65)

Diluted net loss per share:
Loss from continuing operations	$(0.28)	$(0.57)
Loss from discontinued operations	(0.04)	(0.08)
Net loss	$(0.32)	$(0.65)

Shares used in computing:
Basic net loss per share	13,741	10,395
Diluted net loss per share	13,741	10,395

Other deductions (credits), net
(Gain) loss on sale of business	$(228)	$—
Interest expense (income) , net	(27)	27
Amortization of other intangibles	19	—
Minority interest in net loss of subsidiaries	—	(241)
	$(236)	$(214)

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

SEGMENT STATEMENTS OF OPERATIONS

(in thousands)

	For the Three Months Ended March 31,
	2003	2002
Revenue:
High Reliability	$7,833	$7,555
Winding Equipment	2,408	—
I-Bus Computing Systems	—	4,139
Sierra and TeknaSeal	—	1,095
Consolidated total	$10,241	$12,789

Income (loss):
High Reliability	$(2,495)	$(3,030)
Winding Equipment	(237)	—
I-Bus Computing Systems	(114)	(2,721)
Sierra and TeknaSeal	—	274
Total segment operating loss	(2,846)	(5,477)
Corporate expenses	1,209	934
(Gain) loss on sale of businesses	(228)	—
Minority interest	—	(241)
Interest and other, net	(27)	27
Loss from continuing operations before income taxes	$(3,800)	$(6,197)

MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2003	2002
Operating activities:
Loss from continuing operations	$(3,786)	$(5,906)
Adjustments to reconcile loss from continuing operating activities, net of cash used in operating activities:
Depreciation and amortization	877	1,069
Other noncash items	(222)	(241)
Changes in operating assets and liabilities, net	2,352	40

Net cash used in operating activities	(779)	(5,038)
Investing activities:
Proceeds from sale of businesses and equipment	278	—
Purchases of property and equipment	(397)	(468)
Proceeds from sale of short-term investments	2,836	7,739
Purchases of short-term investments	(924)	(5,067)
Net cash provided by investing activities	1,793	2,204
Financing activities:
Principal payments on long-term debt and short-term borrowings	(75)	(50)
Proceeds from short-term borrowings	314	—
Proceeds from issuance of Company and subsidiary stock	121	446
Net cash provided by financing activities	360	396
Net cash provided by (used in) discontinued operations	(328)	915
Effect of exchange rate changes on cash and cash equivalents	28	(2)
Increase (decrease) in cash and cash equivalents	1,074	(1,525)
Cash and cash equivalents at beginning of period	3,545	13,673
Cash and cash equivalents at end of period	$4,619	$12,148

Cash, cash equivalents and short-term Investments at end of period	$10,214	$21,307